CUSIP NO.  45031T 10 4                                        Page 1 of 17 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                                (Amendment No.3)1

                               ITC DeltaCom, Inc.
---------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
---------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45031T 10 4
---------------------------------------------------------------------------
                                 (CUSIP Number)

Welsh, Carson, Anderson                  William J. Hewitt, Esq.
  & Stowe VIII, L.P.,                    Reboul, MacMurray, Hewitt,
320 Park Avenue, Suite 2500                & Maynard
New York, New York  10022                45 Rockefeller Plaza
Attention: Jonathan Rather               New York, New York  10111
Tel. (212) 893-9500                      Tel. (212) 841-5700
---------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 18, 2002
----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].


--------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP NO.  45031T 10 4                                        Page 2 of 17 Pages




1)    Name of Reporting Person            Welsh, Carson, Ander-
      I.R.S. Identification               son & Stowe VIII, L.P.
      No. of Above Person
      (Entities Only)
-------------------------------------------------------------------------------
2)    Check the Appropriate Box                  (a) [X]
      if a Member of a Group                     (b) [ ]
-------------------------------------------------------------------------------
3)    SEC Use Only
-------------------------------------------------------------------------------
4)    Source of Funds                          Not Applicable
-------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                     Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
-------------------------------------------------------------------------------
6)       Citizenship or Place
         of Organization                              Delaware
-------------------------------------------------------------------------------
Number of                           7)   Sole Voting      -0-
Shares Beneficially                         Power
Owned by Each
Reporting Person
With
                                   --------------------------------------------
                                    8)   Shared Voting   22,107,085 shares of
                                          Power                Common Stock
                                   --------------------------------------------
                                    9)   Sole Disposi-    -0-
                                           tive Power

                                   --------------------------------------------
                                   10)  Shared Dis-      22,107,085 shares of
                                         positive Power   Common Stock
-------------------------------------------------------------------------------
11)  Aggregate Amount Beneficially                       22,107,085 shares of
     Owned by Each Reporting Person                       Common Stock
-------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
-------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                         49.4%
     Amount in Row (11)
-------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                                        PN
-------------------------------------------------------------------------------

CUSIP NO.  45031T 10 4                                        Page 3 of 17 Pages

1)   Name of Reporting Person            WCAS VIII Associates, L.L.C.
     I.R.S. Identification
     No. of Above Person
     (Entities Only)
-------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [X]
     if a Member of a Group                     (b) [ ]
-------------------------------------------------------------------------------
3)   SEC Use Only
-------------------------------------------------------------------------------
4)   Source of Funds                              Not Applicable
-------------------------------------------------------------------------------
5)   Check if Disclosure of
     Legal Proceedings Is                         Not Applicable
     Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
6)   Citizenship or Place
     of Organization                              Delaware
-------------------------------------------------------------------------------
Number of                           7)   Sole Voting      -0-
Shares Beneficially                       Power
Owned by Each
Reporting Person
With
                                    -------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power             of Common Stock
                                    -------------------------------------------
                                    9)   Sole Disposi-      -0-
                                          tive Power
                                    -------------------------------------------
                                    10)  Shared Dis-       22,107,085 shares
                                          positive Power    of Common Stock
                                    -------------------------------------------
11)  Aggregate Amount Beneficially                         22,107,085 shares of
     Owned by Each Reporting Person                        Common Stock
-------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
-------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                              49.4 %
     Amount in Row (11)
-------------------------------------------------------------------------------
14)      Type of Reporting
         Person                                                        CO

CUSIP NO.  45031T 10 4                                       Page 4 of 17 Pages

1)   Name of Reporting Person            Patrick J. Welsh
     I.R.S. Identification
     No. of Above Person
     (Entities Only)
-------------------------------------------------------------------------------
2)   Check the Appropriate Box                   (a) [X]
     if a Member of a Group                      (b) [ ]
-------------------------------------------------------------------------------
3)   SEC Use Only
-------------------------------------------------------------------------------
4)   Source of Funds                             Not Applicable
-------------------------------------------------------------------------------
5)   Check if Disclosure of
     Legal Proceedings Is                        Not Applicable
     Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
6)   Citizenship or Place
     of Organization                             United States
                                    -------------------------------------------
Number of                           7)   Sole Voting      -0-
Shares Beneficially                       Power
Owned by Each
Reporting Person
With
                                    -------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power             of Common Stock
                                    -------------------------------------------
                                    9)   Sole Disposi-
                                          tive Power            -0-

                                    -------------------------------------------
                                    10)  Shared Dis-       22,107,085 shares
                                          positive Power    of Common Stock
                                    -------------------------------------------
11)  Aggregate Amount Beneficially                         22,107,085 shares of
     Owned by Each Reporting Person                        Common Stock
-------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
-------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                         49.4 %
     Amount in Row (11)
-------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                                        IN

CUSIP NO.  45031T 10 4                                       Page 5 of 17 Pages

1)    Name of Reporting Person            Russell L. Carson
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
-------------------------------------------------------------------------------
2)    Check the Appropriate Box                   (a) [X]
      if a Member of a Group                      (b) [ ]
-------------------------------------------------------------------------------
3)    SEC Use Only
-------------------------------------------------------------------------------
4)    Source of Funds                             Not Applicable
-------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                        Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
-------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                             United States
-------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                         Power
Owned by Each
Reporting Person
With
                                    -------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power                  of Common Stock
                                    -------------------------------------------
                                    9)   Sole Disposi-      -0-
                                          tive Power

                                    -------------------------------------------
                                    10)  Shared Dis-        22,107,085 shares
                                          positive Power    of Common Stock
                                    -------------------------------------------
11)  Aggregate Amount Beneficially                   22,107,085 shares of
     Owned by Each Reporting Person                  Common Stock
-------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
-------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                               49.4 %
     Amount in Row (11)
-------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                       IN

CUSIP NO.  45031T 10 4                                       Page 6 of 17 Pages

1)    Name of Reporting Person            Bruce K. Anderson
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
-------------------------------------------------------------------------------
2)    Check the Appropriate Box                   (a) [X]
      if a Member of a Group                      (b) [ ]
-------------------------------------------------------------------------------
3)    SEC Use Only
-------------------------------------------------------------------------------
4)    Source of Funds                             Not Applicable
-------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                        Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
-------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                             United States
-------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                         Power
Owned by Each
Reporting Person
With
                                    -------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power            of Common Stock
                                    -------------------------------------------
                                    9)   Sole Disposi-      -0-
                                          tive Power

                                    -------------------------------------------
                                    10)  Shared Dis-        22,107,085 shares
                                          positive Power    of Common Stock
                                    -------------------------------------------
11)   Aggregate Amount Beneficially                   22,107,085 shares of
      Owned by Each Reporting Person                  Common Stock
-------------------------------------------------------------------------------
12)   Check if the Aggregate
      Amount in Row (11)
      Excludes Certain Shares
-------------------------------------------------------------------------------
13)   Percent of Class
      Represented by                               49.4 %
      Amount in Row (11)
-------------------------------------------------------------------------------
14)   Type of Reporting
      Person                                       IN

CUSIP NO.  45031T 10 4                                       Page 7 of 17 Pages

1)    Name of Reporting Person            Thomas E. McInerney
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
-------------------------------------------------------------------------------
2)    Check the Appropriate Box                   (a) [X]
      if a Member of a Group                      (b) [ ]
-------------------------------------------------------------------------------
3)    SEC Use Only
-------------------------------------------------------------------------------
4)    Source of Funds                             Not Applicable
-------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                        Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
-------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                             United States
-------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                         Power
Owned by Each
Reporting Person
With
                                    -------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power            of Common Stock
                                    -------------------------------------------
                                    9)   Sole Disposi-      -0-
                                          tive Power

                                    -------------------------------------------
                                    10)  Shared Dis-        22,107,085 shares
                                          positive Power    of Common Stock
                                    -------------------------------------------
11)  Aggregate Amount Beneficially                   22,107,085 shares of
     Owned by Each Reporting Person                  Common Stock
-------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
-------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                               49.4 %
     Amount in Row (11)
-------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                       IN

CUSIP NO.  45031T 10 4                                       Page 8 of 17 Pages

1)    Name of Reporting Person            Robert A. Minicucci
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
-------------------------------------------------------------------------------
2)    Check the Appropriate Box                   (a) [X]
      if a Member of a Group                      (b) [ ]
-------------------------------------------------------------------------------
3)    SEC Use Only
-------------------------------------------------------------------------------
4)    Source of Funds                             Not Applicable
-------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                        Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
-------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                             United States
-------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                         Power
Owned by Each
Reporting Person
With
                                    -------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power            of Common Stock
                                    -------------------------------------------
                                    9)   Sole Disposi-      -0-
                                          tive Power

                                    -------------------------------------------
                                    10)  Shared Dis-        22,107,085 shares
                                          positive Power    of Common Stock
                                    -------------------------------------------
11)  Aggregate Amount Beneficially                   22,107,085 shares of
     Owned by Each Reporting Person                  Common Stock
-------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
-------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                               49.4 %
     Amount in Row (11)
-------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                       IN

CUSIP NO.  45031T 10 4                                       Page 9 of 17 Pages

1)    Name of Reporting Person            Anthony J. deNicola
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
-------------------------------------------------------------------------------
2)    Check the Appropriate Box                   (a) [X]
      if a Member of a Group                      (b) [ ]
-------------------------------------------------------------------------------
3)    SEC Use Only
-------------------------------------------------------------------------------
4)    Source of Funds                             Not Applicable
-------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                        Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
-------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                             United States
-------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                         Power
Owned by Each
Reporting Person
With
                                    -------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power            of Common Stock
                                    -------------------------------------------
                                    9)   Sole Disposi-      -0-
                                          tive Power

                                    -------------------------------------------
                                    10)  Shared Dis-        22,107,085 shares
                                          positive Power    of Common Stock
                                    -------------------------------------------
11)  Aggregate Amount Beneficially                   22,107,085 shares of
     Owned by Each Reporting Person                  Common Stock
-------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
-------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                               49.4 %
     Amount in Row (11)
-------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                       IN

CUSIP NO.  45031T 10 4                                      Page 10 of 17 Pages

1)    Name of Reporting Person            Paul B. Queally
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
-------------------------------------------------------------------------------
2)    Check the Appropriate Box                   (a) [X]
      if a Member of a Group                      (b) [ ]
-------------------------------------------------------------------------------
3)    SEC Use Only
-------------------------------------------------------------------------------
4)    Source of Funds                             Not Applicable
-------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                        Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
-------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                             United States
-------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                         Power
Owned by Each
Reporting Person
With
                                    -------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power            of Common Stock
                                    -------------------------------------------
                                    9)   Sole Disposi-      -0-
                                          tive Power

                                    -------------------------------------------
                                    10)  Shared Dis-       22,107,085 shares
                                          positive Power   of Common Stock
                                    -------------------------------------------
11)  Aggregate Amount Beneficially                   22,107,085 shares of
     Owned by Each Reporting Person                  Common Stock
-------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
-------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                               49.4 %
     Amount in Row (11)
-------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                       IN

CUSIP NO.  45031T 10 4                                       Page 11 of 17 Pages

1)    Name of Reporting Person            Jonathan M. Rather
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
-------------------------------------------------------------------------------
2)    Check the Appropriate Box                   (a) [X]
      if a Member of a Group                      (b) [ ]
-------------------------------------------------------------------------------
3)    SEC Use Only
-------------------------------------------------------------------------------
4)    Source of Funds                             Not Applicable
-------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                        Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
-------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                             United States
-------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                         Power
Owned by Each
Reporting Person
With
                                    -------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power            of Common Stock
                                    -------------------------------------------
                                    9)   Sole Disposi-      -0-
                                          tive Power

                                    -------------------------------------------
                                    10)  Shared Dis-        22,107,085 shares
                                          positive Power    of Common Stock
                                    -------------------------------------------
11)  Aggregate Amount Beneficially                   22,107,085 shares of
     Owned by Each Reporting Person                  Common Stock
-------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
-------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                               49.4 %
     Amount in Row (11)
-------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                       IN

CUSIP NO.  45031T 10 4                                       Page 12 of 17 Pages

1)    Name of Reporting Person            D. Scott Mackesy
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
-------------------------------------------------------------------------------
2)    Check the Appropriate Box                   (a) [X]
      if a Member of a Group                      (b) [ ]
-------------------------------------------------------------------------------
3)    SEC Use Only
-------------------------------------------------------------------------------
4)    Source of Funds                             Not Applicable
-------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                        Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
-------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                             United States
-------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                         Power
Owned by Each
Reporting Person
With
                                    -------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power            of Common Stock
                                    -------------------------------------------
                                    9)   Sole Disposi-      -0-
                                          tive Power

                                    -------------------------------------------
                                    10)  Shared Dis-        22,107,085 shares
                                          positive Power    of Common Stock
                                    -------------------------------------------
11)  Aggregate Amount Beneficially                   22,107,085 shares of
     Owned by Each Reporting Person                  Common Stock
-------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
-------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                               49.4 %
     Amount in Row (11)
-------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                       IN

CUSIP NO.  45031T 10 4                                      Page 13 of 17 Pages

1)    Name of Reporting Person            John D. Clark
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
-------------------------------------------------------------------------------
2)    Check the Appropriate Box                   (a) [X]
      if a Member of a Group                      (b) [ ]
-------------------------------------------------------------------------------
3)    SEC Use Only
-------------------------------------------------------------------------------
4)    Source of Funds                             Not Applicable
-------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                        Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
-------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                             United States
-------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                         Power
Owned by Each
Reporting Person
With
                                    -------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power            of Common Stock
                                    -------------------------------------------
                                    9)   Sole Disposi-      -0-
                                          tive Power

                                    -------------------------------------------
                                    10)  Shared Dis-        22,107,085 shares
                                          positive Power    of Common Stock
                                    -------------------------------------------
11)  Aggregate Amount Beneficially                   22,107,085 shares of
     Owned by Each Reporting Person                  Common Stock
-------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
-------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                               49.4 %
     Amount in Row (11)
-------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                       IN

CUSIP NO.  45031T 10 4                                       Page 14 of 17 Pages

1)    Name of Reporting Person            James R. Matthews
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
-------------------------------------------------------------------------------
2)    Check the Appropriate Box                   (a) [X]
      if a Member of a Group                      (b) [ ]
-------------------------------------------------------------------------------
3)    SEC Use Only
-------------------------------------------------------------------------------
4)    Source of Funds                             Not Applicable
-------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                        Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
-------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                             United States
-------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                         Power
Owned by Each
Reporting Person
With
                                    -------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power            of Common Stock
                                    -------------------------------------------
                                    9)   Sole Disposi-      -0-
                                          tive Power

                                    -------------------------------------------
                                    10)  Shared Dis-        22,107,085 shares
                                          positive Power    of Common Stock
                                    -------------------------------------------
11)  Aggregate Amount Beneficially                   22,107,085 shares of
     Owned by Each Reporting Person                  Common Stock
-------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
-------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                               49.4 %
     Amount in Row (11)
-------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                       IN

CUSIP NO.  45031T 10 4                                       Page 15 of 17 Pages

1)    Name of Reporting Person            Sanjay Swani
      I.R.S. Identification
      No. of Above Person
      (Entities Only)
-------------------------------------------------------------------------------
2)    Check the Appropriate Box                   (a) [X]
      if a Member of a Group                      (b) [ ]
-------------------------------------------------------------------------------
3)    SEC Use Only
-------------------------------------------------------------------------------
4)    Source of Funds                             Not Applicable
-------------------------------------------------------------------------------
5)    Check if Disclosure of
      Legal Proceedings Is                        Not Applicable
      Required Pursuant to
      Items 2(d) or 2(e)
-------------------------------------------------------------------------------
6)    Citizenship or Place
      of Organization                             United States
-------------------------------------------------------------------------------
Number of                           7)   Sole Voting          -0-
Shares Beneficially                         Power
Owned by Each
Reporting Person
With
                                    -------------------------------------------
                                    8)   Shared Voting     22,107,085 shares
                                          Power            of Common Stock
                                    -------------------------------------------
                                    9)   Sole Disposi-      -0-
                                          tive Power

                                    -------------------------------------------
                                    10)  Shared Dis-       22,107,085 shares
                                          positive Power   of Common Stock
                                    -------------------------------------------
11)  Aggregate Amount Beneficially                   22,107,085 shares of
     Owned by Each Reporting Person                  Common Stock
-------------------------------------------------------------------------------
12)  Check if the Aggregate
     Amount in Row (11)
     Excludes Certain Shares
-------------------------------------------------------------------------------
13)  Percent of Class
     Represented by                               49.4 %
     Amount in Row (11)
-------------------------------------------------------------------------------
14)  Type of Reporting
     Person                                       IN

CUSIP NO.  45031T 10 4                                      Page 16 of 17 Pages



                                          Amendment No. 3 to Schedule 13D

          Reference is hereby made to the statement on Schedule 13D filed with the Securities and Exchange Commission on November 1, 2002, Amendment No. 1 thereto filed on November 8, 2002 and Amendment No. 2 thereto filed on December 18, 2002 (as so amended, the "Schedule 13D"). Terms defined in the Schedule 13D are used herein as so defined.

          The Schedule 13D is hereby amended as follows:

Item 6.   Contracts, Arrangements, Understandings or
          Relationships with Respect to Securities
          of the Issuer.
          ------------------------------------------

          Item 6 is hereby amended by adding the following thereto:

          As referred to in Amendment No. 2 to the Schedule 13D,the 7,286,907 shares of Common Stock owned by WCAS VIII that were held by JP Morgan Chase Bank as escrow agent were released and assigned and delivered to WCAS VIII on December 18, 2002.

CUSIP NO.  45031T 10 4                                      Page 17 of 17 Pages


                                    Signature
                                    ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 24, 2002
                                    WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                                    By:  WCAS VIII Associates, LLC, General
                                         Partner

                                    By: /s/ Jonathan M. Rather
                                       --------------------------------------
                                            Managing Member

                                    WCAS VIII ASSOCIATES, LLC

                                    By: /s/ Jonathan M. Rather
                                       --------------------------------------
                                            Managing Member

                                        /s/ Jonathan M. Rather
                                       --------------------------------------
                                            Attorney-in-Fact/Patrick J. Welsh

                                        /s/ Jonathan M. Rather
                                       --------------------------------------
                                            Attorney-in-Fact/Russell L. Carson

                                        /s/ Jonathan M. Rather
                                       --------------------------------------
                                            Attorney-in-Fact/Bruce K. Anderson

                                        /s/ Jonathan M. Rather
                                       --------------------------------------
                                           Attorney-in-Fact/Thomas E. McInerney

                                        /s/ Jonathan M. Rather
                                       --------------------------------------
                                           Attorney-in-Fact/Robert A. Minicucci

                                        /s/ Jonathan M. Rather
                                       --------------------------------------
                                           Attorney-in-Fact/Anthony J. deNicola

                                        /s/ Jonathan M. Rather
                                       --------------------------------------
                                            Attorney-in-Fact/Paul B. Queally

                                        /s/ Jonathan M. Rather
                                       --------------------------------------

                                        /s/ Jonathan M. Rather
                                       --------------------------------------
                                             Attorney-in-Fact/D. Scott Mackesy

                                        /s/ Jonathan M. Rather
                                       --------------------------------------
                                             Attorney-in-Fact/John D. Clark

                                        /s/ Jonathan M. Rather
                                       --------------------------------------
                                             Attorney-in-Fact/James R. Matthews

                                        /s/ Jonathan M. Rather
                                       --------------------------------------
                                             Attorney-in-Fact/Sanjay Swani